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                                  EXHIBIT 99.01

                                  Press Release

FNB Financial Services Corporation
P.O. Box 2037              Reidsville, NC  27323-2037

FOR IMMEDIATE RELEASE
CONTACT:  ERNEST J. SEWELL, PRESIDENT/CEO
PHONE:  336-342-3346
FAX:  336-634-4771
DATE:  MAY 28, 1999

            FNB FINANCIAL SERVICES CORPORATION ANNOUNCES AGREEMENT TO
         MERGE WITH BLACK DIAMOND SAVINGS BANK, F.S.B.--BLACK DIAMOND TO
                        BECOME FNB'S FIRST VIRGINIA BANK


Reidsville, NC --- FNB Financial Services Corporation (NASDAQ/NMS: FNBF) today announced the signing of a definitive merger agreement with Black Diamond Savings Bank, F.S.B., a savings bank headquartered in Norton, Virginia, under which FNB will acquire Black Diamond by exchanging FNB stock valued at approximately $17.95 million.

As of March 31, 1999, the combined companies had total assets of approximately $544 million and shareholders' equity of $52 million. Combined net income for the first quarter of this year was $1.159 million, which represented a 10.0% increase over the same quarter in 1998. FNB will add four offices in Virginia to the currently existing ten offices located in North Carolina.

Commenting on the proposed acquisition, Ernest J. Sewell, President and Chief Executive Officer of FNB said, "We are extremely pleased to add Black Diamond to our existing franchise with this initial move outside the state of North Carolina. Black Diamond has posted a consistent record of achievement over the last several years, and we are confident that synergies exist between the two organizations which will enable us to build upon their past accomplishments. This well-managed, well-positioned organization will serve as a flagship for possible further expansion into Virginia."

The merger agreement, unanimously approved by the boards of directors of both companies, calls for the merger to be accounted for as a pooling-of-interests and structured as a tax-free exchange. The proposed merger is valued at approximately $21.50 per Black Diamond share, based on yesterday's closing price of $16.125 per FNB share. Black Diamond shareholders will receive 1.3333 shares of FNB common stock for each share of Black Diamond. In connection with the merger agreement, FNB and Black Diamond also entered into a stock option agreement, customary for transactions of this nature, which FNB may exercise under certain circumstances to purchase up to 19.9 percent of Black Diamond shares at approximately $17.25 per share.

Terms of the agreement call for Black Diamond to be operated as a wholly-owned subsidiary of FNB. After the merger, Don M. Green, President and Chief Executive Officer of Black Diamond, and Gary G. Blosser, a current director of Black Diamond, will be added to FNB's Board of Directors. Completion of the merger, which is subject to approval by the shareholders of both


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FNB and Black Diamond, regulatory approvals and customary conditions, is expected during the third quarter of 1999.

FNB is a North Carolina bank holding company with consolidated assets of approximately $413 million at March 31, 1999. FNB, through its subsidiary, FNB Southeast, currently operates ten banking offices concentrated in the Piedmont/Triad region of the state and in Wilmington. The Bank is community oriented, characterized by local affiliations and personalized services, while at the same time providing its customers with the financial sophistication and breadth of products usually associated with much larger regional banks.

Black Diamond is a federally-chartered savings bank with total assets of approximately $131 million, and shareholders' equity of approximately $9.3 million, at March 31, 1999. Black Diamond's net income for the quarter ended March 31, 1999, was approximately $300,000. Black Diamond currently operates four branches in Virginia, including three branches in the Norton area and one in Harrisonburg. Since its opening in 1973, Black Diamond has established a tradition of high quality customer service and convenience. This tradition will be continued and expanded through Black Diamond's extensive ATM network, debit card products and internet banking services.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, whether or not the proposed acquisition actually occurs, the ability of the combined businesses to be integrated with FNB's current operations, actual operating performance and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in FNB's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports, including its Form 10-Qs.